As filed with the Securities and Exchange Commission on May 21, 2024

Registration No. 333-264285

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8

REGISTRATION STATEMENT NO. 333-264285

UNDER

THE SECURITIES ACT OF 1933

FATHOM DIGITAL MANUFACTURING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	98-1571400
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1050 Walnut Ridge Drive

Hartland, WI 53029

Telephone: (262) 367-8254

(Address of Principal Executive Offices)

Fathom Digital Manufacturing Corporation 2021 Omnibus Incentive Plan

Fathom Digital Manufacturing Corporation 2021 Employee Stock Purchase Plan

(Full title of the plans)

Carey Chen

Chief Executive Officer

1050 Walnut Ridge Drive

Hartland, WI 53029

Telephone: (262) 367-8254

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven J. Gavin

Keerthika M. Subramanian

Winston & Strawn LLP

35 West Wacker Drive Chicago, Illinois 60601

(312) 558-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 2 (this “Post-Effective Amendment”) is filed by Fathom Digital Manufacturing Corporation, a Delaware corporation (the “Company” or “Fathom”) to deregister any and all Class A common stock, par value $0.0001 per share (“Class A Common Stock”), registered but unsold or otherwise unissued as of the date hereof under the Registration Statement No. 333-264285 on Form S-8 (as amended by Post-Effective Amendment No. 1, as defined below, the “Registration Statement”), filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 14, 2022, registering (i) 16,737,876 shares of Class A Common Stock reserved for issuance under the Fathom 2021 Omnibus Incentive Plan and (ii) 1,350,806 shares of Class A Common Stock reserved for issuance under the Fathom 2021 Employee Stock Purchase Plan. Additionally, this Post-Effective Amendment deregisters any and all Class A Common Stock registered but unsold or otherwise unissued as of the date hereof under Post-Effective Amendment No. 1 (“Post-Effective Amendment No. 1”), filed with the SEC on September 1, 2022, registering the reoffer and resale of up to 4,337,176 shares of Class A Common Stock.

On February 16, 2024, Fathom entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among Fathom Digital Manufacturing Intermediate, LLC, a Delaware limited liability company (“Parent”), Fathom Digital Manufacturing Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Company Merger Sub”), Fathom Digital Manufacturing Merger Sub 2, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Company Merger Sub, Fathom Holdco, LLC, a Delaware limited liability company and the partially-owned operating subsidiary of the Company, and the Company, pursuant to which, among other things, Company Merger Sub merged with and into the Company, with the Company as the surviving corporation (such transactions contemplated by the Merger Agreement, collectively, the “Merger”).

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered but remain unsold at the termination of the offering, the Company hereby removes from registration all such securities of the Company registered but unsold or otherwise unissued under the Registration Statement as of the date hereof. The Registration Statement is hereby amended to reflect the deregistration of such securities, and the Company hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartland, Wisconsin, as of May 21, 2024.

FATHOM DIGITAL MANUFACTURING CORPORATION

By:	/s/ Mark Frost
Mark Frost
Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.